Exhibit 99.1

Hot Topic, Inc. Reports Holiday 2011 Comp Store Sales Up 1.2%

Updates Guidance, Announces Quarterly Dividend and New Hot Topic GMM

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--January 4, 2012--Hot Topic, Inc. (NASDAQ: HOTT) today announced the sales results for the combined November/December “Holiday” period (nine weeks ended December 31, 2011). A summary of the sales results by division (including Internet) is as follows:

	Comparable Store
	Sales % Change		Net Sales
				% Change
	This	Last	$	To Last
	Year	Year	Millions	Year
HOLIDAY:
Hot Topic	2.2%	-2.3%	$140.0	-1.1%

Torrid	-3.7%	0.6%	$30.5	-3.5%

Total Co.	1.2%	-1.8%	$170.5	-1.5%

YEAR TO DATE:
Hot Topic	-0.1%	-6.7%	$505.4	-2.6%

Torrid	2.7%	-0.5%	$153.1	1.9%

Total Co.	0.5%	-5.5%	$658.5	-1.6%

The company updated guidance for the fourth quarter, announcing earnings of $0.17 to $0.19 per diluted share from the previously announced $0.16 to $0.20 per share. This compares to earnings per share of $0.12 last year which excluded expenses of $0.13 per share for the implementation of the cost reduction plan.

The company announced that its Board of Directors declared a regular quarterly dividend of $0.07 per share payable on January 30, 2012, to shareholders of record at the close of business on January 17, 2012.

The company also announced that Cindy Levitt will be rejoining the company as Vice President, General Merchandise Manager for the Hot Topic Division on January 16, 2012. Lisa Harper commented, “Cindy’s proven skills in merchandising are matched by her ability to successfully develop merchant talent. Her passion for the business complements the new vision we have established for Hot Topic. Cindy will play a key role in both strategy and execution at Hot Topic as we move forward into fiscal 2012.”

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women principally between the ages of 12 and 22. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for plus-size females principally between the ages of 15 and 29. As of December 31, 2011, the company operated 631 Hot Topic stores in all 50 states, Puerto Rico and Canada, 149 Torrid stores, and Internet stores hottopic.com and torrid.com.

This news release contains forward-looking statements, which may include statements relating to financial results, guidance, store and online operations (including closures, remodels and relocations), projections, financial performance including cost reductions and changes in business operations, and related matters. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable store sales results, music, license and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 29, 2011, and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

CONTACT:
Hot Topic, Inc.
Jim McGinty, CFO, 626-839-4681 x2675